Exhibit 10(b).

                                NORWEST CORPORATION
                         PERFORMANCE DEFERRAL AWARD PLAN
                         FOR MORTGAGE BANKING EXECUTIVES

The Norwest Corporation Performance Deferral Award Plan for Mortgage Banking Executives shall be established as a non-qualified compensation deferral plan..

1. Eligibility. Each employee of Norwest Mortgage, Inc. or its subsidiaries (the "Company"), a subsidiary of Norwest Corporation (the "Corporation"), or of any subsidiary of the Corporation or its subsidiaries substantially involved in the mortgage banking business who participates in an incentive compensation plan requiring mandatory deferral of incentive compensation shall be declared a Participant in the Norwest Corporation Performance Deferral Award Plan for Mortgage Banking Executives (the "Plan"). Incentive awards are made pursuant to the provisions of the Participant's primary incentive compensation plan, and mandated deferrals of such incentive awards shall be subject to the provisions of this Plan.

2. Deferral of Compensation. The portion of a Participant's incentive award required by that Participant's incentive compensation plan to be deferred shall be converted to a Performance Deferral Award ("PDA") and credited to an account in the Plan for the Participant's benefit ("PDA Account"). The term of the deferral shall be determined pursuant to the vesting schedule in Section 4(d).

3. Early Withdrawal. No Participant shall be allowed to withdraw any portion of his or her PDA before that portion is fully vested, except as set forth in Section 5.

4. PDA Account Credits. On the day on which an incentive award is made, the Participant's PDA Account shall receive an initial credit equal to the amount mandatorily deferred from the Participant's incentive award. This amount shall be credited in Phantom Shares of Norwest Common Stock (Common Stock). Phantom Shares shall be rounded to the nearest one-hundredth of a share. Participants may not elect other earnings options for PDA Accounts.

a) Determination of Number of Shares.   The number of Phantom Shares
credited to a Participant's PDA Account shall be determined by dividing the amount of each initial credit by the average of the high and low prices per share of Common Stock reported on the consolidated tape of the New York Stock Exchange on the day the incentive award is made (or, if the New York Stock Exchange is closed on that date, on the next preceding date on which it was open) ("Fair Market Value").

b) Adjustments Based on Dividends. Adjustments to a Participant's PDA Account shall be made each time a dividend is paid on Common Stock.
The number of Phantom Shares credited to a Participant's PDA Account for such adjustments shall be determined by multiplying the dividend amount per share of Common Stock by the number of Phantom Shares credited to the Participant's Deferral Account as of the record date for the dividend and dividing the product by the average of the high and low prices per share of Common Stock reported on the consolidated tape of the New York Stock Exchange on the dividend payment date (or, if the New York Stock Exchange is closed on that date, on the next preceding date on which it was open).

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c)  Adjustments for Certain Changes in Capitalization.  If the
Corporation shall at any time increase or decrease the number of its outstanding shares of Common Stock or change in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in Common Stock, or through a stock split, subdivision, consolidation, combination, reclassification, or recapitalization involving the Common Stock, then the numbers, rights, and privileges of the Phantom Shares credited under the Plan shall be increased, decreased, or changed in like manner as if such Phantom Shares had been issued and outstanding, fully paid, and nonassessable Common Stock at the time of such occurrence.

d) Vesting. Each PDA shall vest and be fully payable according to the following schedule:

33 percent on March 1 of the first year following the year in which the award is granted,
33 percent on March 1 of the second year following the year in which the award is granted,
34 percent on March 1 of the third year following the year in which the award is granted,

No PDA shall vest otherwise, except in cases of change of control, retirement, or death or disability as described in Section 5 below.

5. Distribution. Payment (unless an extended deferral is made pursuant to Section 5(a) hereunder ) of PDA Account balances shall be made according to the vesting schedule above, subject to the following:

a) Upon Vesting. A Participant will receive the value of the vested portion of his or her PDA Account in a lump sum within sixty days of the date of vesting, unless that Participant has elected to defer some or all of the vested portion into the Norwest Corporation Elective Deferred Compensation Plan for Mortgage Banking Executives, as set forth in
Section 5(g)  Cash payments shall be made pursuant to Section 5(f).

b) Upon Change of Control. All PDA Accounts will become immediately fully vested and payable in a lump sum if either of the following conditions applies.

i) Reorganization. If substantially all of the assets of the Corporation are acquired by another corporation or in case of a reorganization of the Corporation involving the acquisition of the Corporation by another entity, then all of each Participant's unvested PDA Account balance shall vest immediately and become payable to the Participant.

ii) Board Changes. On the date that a majority of the Board of Directors of the Corporation shall be persons other than persons (a) for whose election proxies have been solicited by the Board or (b) who are then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not removal) or to fill newly created directorships, then the unvested PDA Account balance of each Participant who is an employee of the Company, the Corporation, or any of its subsidiary or affiliated companies ("Norwest") immediately prior to said date and who ceases to be an employee of Norwest within six months after said date for any reason other than as a result of death, disability or retirement shall vest immediately and become payable to the Participant

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c)  Upon Retirement or Disability.  A Participant will receive distribution of his or her PDA Account in a lump sum within sixty days following his or her disability as described in the Norwest Corporation Long Term Disability Plan or after his or her regular retirement date or early retirement as defined in Sec. 6.1 or 6.2 of the Norwest
Corporation Pension Plan.

d) Upon death. If a Participant dies before all that Participant's PDA's vest under the Plan, the Participant's PDA Accounts shall completely and immediately vest, and distribution of the value will be made in a lump sum on February 28 (or the next preceding business day if February 28 is not a business day) of the year following the date of death to such Participant's estate or, if the Participant has designated a beneficiary in writing and the written designation has been delivered to and accepted by the Plan Administrator prior to the Participant's death, to such beneficiary.

e) Upon other termination of employment. No unvested amounts shall be paid to a Participant who voluntarily or involuntarily terminates employment with the Norwest before his or her regular retirement date or before early retirement as defined in Sec. 6.1 or 6.2 of the Norwest Corporation Pension Plan, except in cases of change of control, death or disability as described above.

f) Forms of Distributions. All distributions of vested PDAs shall be payable in cash in a lump sum.

g) Deferral of vesting mandatory deferrals. A Participant in the Plan shall be entitled to make an irrevocable election to defer receipt of any unvested portion (or portions) of his or her PDA Account balance to the Norwest Elective Deferred Compensation Plan for Mortgage Banking Executives ("Extended Deferral Election"). Such election must be received and accepted by the Plan Administrator by March 30 of the year prior to the year in which the portion (or portions) shall vest. PDA Account balances transferred to the Norwest Corporation Elective Deferred Compensation Plan for Mortgage Banking Executives shall be subject to all provisions of that plan and shall no longer be governed by any provision of this Plan. The burden of making a deferral under this section shall rest with the Participant and not with the Company, the Corporation, or the Plan Administrator.

h) Valuation of PDA Accounts for Distribution or Extended Deferral. The value of the portion of a Participant's PDA Account to be distributed or subjected to an Extended Deferral Election shall be determined based on the Participant's Phantom Share balance in his or her PDA Account and on the Fair Market Value of Common Stock determined pursuant to Section 4(b) for the day on which the portion vests. The remaining PDA Account balance shall continue to be credited pursuant to
Section 4 above.

6. Non-assignability. No right to receive payments under the Plan nor any portion of a Participant's PDA Account shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended ("Internal Revenue Code"), Title I of the Employee Retirement Income Security Act of 1974 ("ERISA), or rules thereunder. The designation of a beneficiary does not constitute a transfer.

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7.  Unsecured Obligation.  Benefits payable under this Plan shall be an unsecured obligation of the Corporation.

8. No Guarantee of Employment. Participation in this Plan does not constitute a guarantee or contract of employment with the Company, the Corporation, or any of its subsidiary or affiliated companies.
Participation in the Plan shall in no way limit or determine Norwest's right to determine the duration, terms or conditions of the Participant's employment.

9. Withholding of Taxes. Distributions under this Plan shall be subject to the deduction of the amount of any federal, state, or local income taxes, Social Security tax, Medicare tax, or other taxes required to be withheld from such payments by applicable laws and regulations.

10. Administration. The Plan shall be administered by the Senior Vice President of Human Resources (the "Plan Administrator") or his or her delegate, who shall have the authority to interpret the Plan, to adopt procedures for implementing the Plan, and to determine adjustments under the Plan.

11. Amendment and Termination. The Human Resources Committee of the Corporation's Board of Directors or the Chairman, President, or any Executive or Senior Vice President may at any time terminate, suspend, or amend this Plan. No such action shall deprive any Participant of any benefits to which he or she would have been entitled under the Plan if termination of the Participant's employment had occurred on the day prior to the date such action was taken, unless agreed to by the Participant.

12.  Effective Date. The effective date of the Plan shall be January 1,
1995.

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